Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 24, 2010, relating to the balance sheets of Delcath Systems, Inc. (the “Company”) as of December 31, 2009, 2008 and 2007, and the related statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009, and cumulative from inception (August 5, 1988) to December 31, 2009 (for which the report expressed an unqualified opinion), relating to the financial statement schedule and relating to the Company’s internal control over financial reporting as of December 31, 2009, included in the Company’s Annual report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ CCR LLP
Glastonbury, CT
March 23, 2010